Exhibit 10.15

EXECUTION VERSION

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

UNIVERSITY of PENNSYLVANIA

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and Aegerion Pharmaceuticals, Inc, a Delaware corporation (“Company”). This Agreement is effective on May 19, 2006 (the “Effective Date”).

BACKGROUND

In 2003, Penn and Bristol-Myers Squibb Company (“BMS”) entered into that certain Technology Donation Agreement (the “Original TDA”) concerning a compound designated “BMS-201,038”, whereby among other things BMS donated to Penn one patent claim that covered BMS-201,038, granted to Penn certain rights in and to related BMS know-how, and transferred to Penn quantities of BMS-201,038 in the form of bulk drug substance (that substance as supplied to Penn by BMS, the “Penn Materials”).

Simultaneously with the execution of this Agreement, Penn and BMS are amending and restating the Original TDA, a complete copy of which as amended and restated is attached hereto as Exhibit A (the “TDA”). Under the TDA, among other things and in addition to the rights granted to Penn under the Original TDA, BMS is assigning certain additional patent rights to Penn related to BMS-201,038, and Penn is granting back to BMS rights in and to those patent rights pursuant to the “Grant-back Licenses” as defined in the TDA.

Prior to the execution of this Agreement, Penn and Company have entered into one Clinical Trial Research Agreement, and soon after the execution of this Agreement, Penn and Company intend to enter into a second Clinical Trial Research Agreement (such two agreements, collectively, the “Clinical Research Agreements”).

Company desires to obtain an exclusive license under those patent rights and other Penn patent rights and to use the Penn Materials. Penn has determined that the exploitation of those rights and the use of the Penn Materials is in the best interest of Penn and is consistent with its educational and research missions and goals.

PATENT LICENSE AGREEMENT

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1. LICENSE

1.1 License Grant. Penn hereby grants to Company an exclusive (even as to Penn but subject to Sections 1.3 and 1.4), world-wide license (the “License”) to research, develop, commercialize, make, have made, use, import, offer for sale and sell (a) under the Penn Existing Patents and Penn New Patents, Licensed Products and Penn Materials in all fields during the Term, and (b) under the Assigned BMS Patents and Assigned BMS Technical Information, the Designated Compounds and Penn Materials in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. Except as expressly provided herein, no other rights or licenses are granted hereunder by Penn. Any intellectual property created or conceived during the performance of the Clinical Research Agreements or any Sponsored Research Agreement between Penn and Company (collectively, the “Other Agreements”) will be governed by the terms of the applicable Other Agreement. For clarity, to the extent that any Penn Patent Rights is jointly owned with Company (optionally along with one or more third parties), the License shall apply to all of Penn’s right, title and interest in and to the same notwithstanding Company’s joint ownership interest therein.

1.2 Related Definitions.

(i) “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either a counterpart to this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2(i), the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

(ii) “Assigned BMS Patents” means both (1) (a) the patents and patent applications listed on Exhibit B-1, (b) all direct and indirect divisionals and continuations of any such patent applications, and (c) all patents issuing on any such patent applications, together with all reissues, re examinations, renewals, supplemental protection certificates and extensions of any of the foregoing in this clause (a) (collectively, the “Composition Patents”), and (2) the patent listed on Exhibit B-2, together with all reissues, re examinations, renewals, supplemental protection certificates and extensions of any of the foregoing in this clause (b) (collectively, the “Combination Patents”).

(iii) “Assigned BMS Technical Information” means all technology, know-how, information, results, data and regulatory filings and other correspondences donated to Penn by BMS pursuant to the TDA, but not including the Assigned BMS Patents.

(iv) “Designated Compound” means: (a) BMS-201,038; (b) prodrugs or metabolites of BMS-201,038, to the extent any such prodrug or metabolite is covered by a composition claim in a Composition Patent; and (c) stereoisomers, hydrates, anhydrides,

PATENT LICENSE AGREEMENT

solvates, salt forms, or polymorphs of BMS-201,038 or any compounds covered by the foregoing clause (b) or this clause (c); furthermore, in the case of a prodrug or metabolite as referred to under clause (b) above, the compound in question will constitute a “Designated Compound” hereunder only if the making, use or sale of such compound is necessary for or results from the making, use and sale of BMS-210,038 within the Field of Use.

(v) “Field of Use” means: (a) monotherapy or in combination with other dyslipidemic therapies for treatment of patients with homozygous familial hypercholesterolemia; (b) monotherapy or in combination with other dyslipidemic therapies for treatment of patients with severe hypercholesterolemia of any etiology unable to come within 15% of NCEP LDL cholesterol goal on maximal tolerated oral therapy, as determined by the patient’s prescribing physician; (c) monotherapy or in combination with other dyslipidemic therapies for treatment of patients with severe combined hyperlipidemia of any etiology unable to come within 15% of NCEP non-HDL cholesterol goal on maximal tolerated oral therapy, as determined by the patient’s prescribing physician; and (d) monotherapy or in combination with other dyslipidemic therapies for treatment of patients with severe hypertriglyceridemia unable to reduce TG<1000 on maximal tolerated therapy.

(vi) “Licensed Products” means: (a) Designated Compounds, and (b) products that are made, made for, used or sold by Company or its Affiliates or sublicensees and that (i) would infringe at least one Valid Claim of Penn Existing Patents or Penn New Patents in the absence of the License, or (ii) use a method covered by at least one Valid Claim of Penn Existing Patents or Penn New Patents (provided that the proviso contained in clause (b) of the definition of Valid Claim shall not apply to the two foregoing uses of such term). For the avoidance of doubt, “Licensed Products” include the combination of any of the Licensed Products identified in clauses (a) and (b) with other component(s) which is active alone or in a combination.

(vii) “Penn Existing Patents” means: all patent rights contained in Penn Dockets Q3474 and/or otherwise related to BMS-201,038 and represented by: (a) the patents and patent applications listed on Exhibit B-3; (b) all divisionals, continuations, continuations-in-part (but excluding new matter) thereof or any other patent application claiming priority directly or indirectly to any of the patents or patent applications from clause (a); and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and any foreign counterparts thereof.

(viii) “Penn New Patents” means: (a) the patents and patent applications (if any) added to this Agreement in accordance with the terms of any Other Agreements; (b) all patents and patent applications disclosing or claiming any Improvements that become subject to this Agreement pursuant to Section 1.8; (c) all divisionals, continuations, continuations-in-part (but excluding new matter) thereof or any other patent application claiming priority directly or indirectly to any of the patents or patent applications from clause (a) or (b); and (d) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and any foreign counterparts thereof.

PATENT LICENSE AGREEMENT

(ix) “Penn Patent Rights” means the Assigned BMS Patents, Penn Existing Patents and Penn New Patents.

(x) “Valid Claim” means a claim of (a) an issued and unexpired patent, which claim has not been revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise, or (b) a pending patent application that has not been cancelled, withdrawn or abandoned, provided that if a claim of a pending patent application shall not have issued within five (5) years (or in Japan, seven (7) years) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

1.3 Reservation of Rights by Penn. Penn reserves the right to use, and to permit other non-commercial entities to use, the Penn Patent Rights and Assigned BMS Technical Information for non-exclusive, non-commercial educational and research purposes (but not when sponsored by any commercial entity other than Company).

1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States. The parties acknowledge and agree that none of the Assigned BMS Patents or the Assigned BMS Technical Information is subject to this Section 1.4.

1.5 Affiliates and Sublicensing. Affiliates of Company may obtain rights under this Agreement as if they were Company (including as a licensee under the License) by agreeing in writing to be bound by the terms of this Agreement by executing a counterpart to this Agreement or a written joinder agreement. Company’s right (and its sublicensee(s)’s right) to sublicense granted by Penn under the License is subject to each of the following conditions:

(i) In each sublicense agreement, Company (and each Company sublicensee) will require the sublicensee to comply with the terms and conditions of this Agreement.

(ii) Within thirty (30) days after Company or its sublicensee enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement. All such sublicense agreements will be treated as Confidential Information of Company and will be subject to Section 5.2.

(iii) Upon a Trigger Event (as defined in Section 6.5) but subject to Section 6.8, all payments due to Company from its sublicensees under the applicable sublicense agreement, but only to the extent such payment would be owed to Penn under the terms hereof, will, upon notice from Penn to such sublicensee, become payable directly to Penn for the account of Company.

PATENT LICENSE AGREEMENT

(iv) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission.

1.6 Updating Penn Patent Rights. At Company’s reasonable request during the Term, Penn will provide Company with an updated Exhibit B, which update shall include without limitation any patents or patent applications that have become Penn New Patents. Once both parties are satisfied that the updated Exhibit B is accurate and complete, the parties will execute an amendment to this Agreement, which will replace the then current Exhibit B with the updated Exhibit B.

1.7 Penn Materials. All right, title and interest Penn has in and to the Penn Materials is hereby transferred to Company. Penn will use the Penn Materials only in collaboration with Company pursuant to any Other Agreements and will not use any of the Penn Materials for any other purpose. Penn will not provide the Penn Materials to any person at Penn, other than any individual working in collaboration with Company pursuant to such Other Agreements, or to any other person or entity. Penn will hold or will at Company’s expense transfer the Penn Materials as Company may reasonably direct. Penn acknowledges that, for purposes of this Agreement, all Designated Compound in Penn’s possession as of the Effective Date will be treated as “Penn Materials” hereunder.

1.8 Improvements and New Developments.

(i) Improvements. Penn hereby grants to Company the first option to license exclusively each Improvement (as defined below) and related patent rights for [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) months after Company has been notified of the existence of each such Improvement. Within sixty (60) days after Penn’s Center for Technology Transfer receives written disclosure of any Improvement, Penn will notify Company in writing of such Improvement, furnishing Company a copy of any invention disclosure and any related patent applications on a confidential basis. At Company’s request, Penn will provide such additional information regarding such Improvement as Company may reasonably request. Penn will take reasonable steps, consistent with its customary and usual practices, to ensure that any such notification to Company is made reasonably before the occurrence of any disclosure or other activity that might impair any patentability of such Improvement. By written notice to Penn, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) months after receipt of such notice from Penn, Company may exercise the option to license such Improvement and related patent rights, whereupon the parties will promptly amend this Agreement to add such Improvements to the License as Penn New Patents, without the payment of any incremental consideration to Penn, other than reimbursement of patent prosecution and maintenance costs under Article 7 and possible extension or expansion of any royalties or sublicense fees under Article 3 as a result of any Penn New Patents. Penn shall not grant any license or other rights in or to any Improvement or any related patent rights until Penn has complied with this Section 1.8(i). For purposes of this Agreement, “Improvement” means (1) any invention or further improvement to the Penn Patent

PATENT LICENSE AGREEMENT

Rights that (i) is developed, discovered or reduced to practice by, or under the direction of Dr. Rader in the Field of Use during the three (3) year period after the Effective Date, (ii) is dominated by the Penn Patent Rights, (iii) is in Penn’s full control (e.g., not arising from research funded by third party commercial entities), and (iv) is not covered by an Other Agreement, and (2) any invention arising from or otherwise attributable to the use of any Penn Materials that is not solely owned by Company under any Other Agreement.

(ii) New Developments. Penn hereby grants to Company the first option to negotiate an exclusive license to each New Development (as defined below) and related patent rights. Within sixty (60) days after Penn’s Center for Technology Transfer receives written disclosure of any New Development, Penn will notify Company in writing of such New Development, furnishing Company a copy of the invention disclosure and any related patent applications on a confidential basis. At Company’s request, Penn will provide such additional information regarding such New Development as Company may reasonably request. Penn will take reasonable steps, consistent with its customary and usual practices, to ensure that any such notification to Company is made reasonably before the occurrence of any disclosure or other activity that might impair the patentability of such New Development. By written notice to Penn, Company may exercise the option to negotiate a license to such New Development within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after receipt of such notice from Penn, whereupon the parties shall negotiate in good faith for up to [CONFIDENTIAL TREATMENT REQUESTED /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) months to agree on commercially reasonable terms for such license. Any amounts payable to Penn pursuant to any such license shall be subject to Sections 3.7(ii), 3.7(iii) and 3.7(iv). Penn shall not grant any license or other rights in or to any New Development or any related patent rights until Penn has complied with this Section 1.8(ii). For purposes of this Agreement, “New Development” means any invention or further improvement to the Penn Patent Rights that (i) is developed, discovered or reduced to practice by, or under the direction of Dr. Rader in the Field of Use during the [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) year period after the Effective Date, (ii) is not dominated by the Penn Patent Rights, (iii) is in Penn’s full control, (iv) is not covered by an Other Agreement and (v) is not an Improvement.

(iii) For each Improvement or New Development, If Penn does not receive written notice from Company of its desire to exercise an option under Sections 1.8(i) or (ii) during the applicable option period, or if no amendment or license is thereafter executed as provided in such Sections (provided that Penn has complied in full with all its obligations under those Sections), then the option will expire automatically and Penn will be free to negotiate and enter into a license agreement with a third party and will have no further obligations, financial or otherwise, to Company with respect to the applicable Improvement or New Development, as the case may be.

(iv) Relationship to Other Agreements. This Section 1.8 shall apply to any invention, technology, know-how, information, results, data and regulatory filings and other correspondences (whether or not ultimately patentable) in which Penn has an ownership interest and which do not arise from the performance of or otherwise in connection with any Other Agreement.

PATENT LICENSE AGREEMENT

(v) Joint Ownership. To the extent that any Improvements or New Developments or any related patent rights are jointly owned by Penn and Company (optionally along with one or more third parties), this Section 1.8 shall apply to all of Penn’s right, title and interest in and to the same notwithstanding Company’s joint ownership interest therein.

1.9 Penn and the TDA. During the Term:

(i) Penn will take all reasonable steps necessary to maintain in full force and effect the TDA. Penn will provide Company with prompt notice (and in any event substantially before the end of any applicable cure period under the TDA) of any claim of a material breach of the TDA. Penn will provide Company with copies of all notices and other documents Penn receives pursuant to the TDA (including all sublicense agreements received by Penn pursuant to Article 3.3(d) of the TDA). Absent Company’s prior written consent, Penn will not remove Company as a noticed party pursuant to Article 15.7 of the TDA.

(ii) Penn will not amend, restate, alter, waive or otherwise change any of the terms and conditions of the TDA in effect as of the Effective Date, nor will Penn enter into any other agreement or understanding with BMS or any of its Affiliates (as defined in the TDA) or any of BMS’s sublicensees under the Grant-back licenses relating to the Designated Compounds or the Assigned BMS Patents or the BMS Know-how, that in either case, would have a material impact on Company’s rights under this Agreement without the prior written consent of Company, which consent will not be unreasonably withheld or delayed, provided that Penn will in all instances notify Company in writing reasonably in advance of taking any such action whether material or not.

(iii) Penn will not terminate the TDA without the prior written consent of Company, and Penn will provide Company with prompt notice of termination of the TDA.

(iv) Penn will not enforce any rights under the TDA without the prior written consent of Company, which consent will not be unreasonably withheld or delayed. At Company’s written request, Penn will timely enforce (a) Article 4 of the TDA as it applies to Company and its Affiliates and sublicensees and their assigns, suppliers, vendors and customers, and Penn will provide Company with prompt notice of any breach of such Article 4, (b) Article 5.1 of the TDA against BMS and the other parties subject thereto, and Penn will provide Company with prompt notice of any breach of such Article 5.1, and (c) Penn’s rights under Article 7 of the TDA, provided that in each such case at Penn’s request, Company will indemnify Penn from and against any award, fees or expenses incurred by Penn by reason of Penn enforcing those rights under the TDA, subject to off-set for any amounts recovered by Penn under the TDA as part of such enforcement activities. Each party will cooperate with the other in any such enforcement activities by the other party, including Penn agreeing to be a named party in any action or other litigation reasonably recommended by Company under the TDA concerning such rights following Company’s written re-commitment to indemnify Penn in accordance with this Agreement.

(v) Upon written notice from Company, Penn will work with Company in approaching BMS in order to seek a limitation on the field of use in the Grant-back Licenses

PATENT LICENSE AGREEMENT

with respect to the Assigned BMS Patents and Assigned BMS Technical Information as part of Company negotiating an expansion of the Field of Use under this Agreement.

(vi) In addition and without limitation to any other provisions of this Agreement, Penn will cooperate with Company (including enforcing the terms of the TDA) to allow Company to enjoy the benefits of the other rights of Penn under the TDA not expressly addressed in this Section 1.9 to the extent both (a) such action is permitted by the TDA and (b) such rights relate to the subject matter of this Agreement (including the License, the Designated Compounds and the Assigned BMS Patents).

2. DILIGENCE

2.1 Development Plan. Company will deliver to Penn, within one hundred-eighty (180) days after the Effective Date, a copy of an initial development plan for the Penn Patent Rights (the “Development Plan”). Thereafter, Company will deliver to Penn an annual updated Development Plan no later than December 1 of each year during the Term. The Development Plan will include, at a minimum, the information listed in Exhibit C. The Development Plan will be treated as Confidential Information of Company and will be subject to Section 5.2.

2.2 Company’s Efforts. During the Term, Company will use commercially reasonable efforts to develop, commercialize, market and sell one or more Licensed Products in a manner consistent with the Development Plan.

3. FEES AND ROYALTIES

3.1 License Initiation Fee. In partial consideration of the License, Company will pay to Penn within thirty (30) days of the Effective Date a non-refundable, non-creditable license initiation fee of $75,000, provided that twenty-five percent (25%) of all cash payments made by Company to DSS Partners as such payment will be creditable against such $75,000, except that in no event will the payment due to Penn under this Section 3.1 be less than $56,250.

3.2 Milestone Payments. In partial consideration of the License, Company will pay to Penn the applicable milestone payment listed in the table below after achievement of each milestone event. Company will provide Penn with written notice within forty-five (45) days after achieving each milestone. For the first Designated Compound covered by a Valid Claim of the Assigned BMS Patents that is licensed to Company under the License:

(i) Where the indication is limited to “homozygous familial hypercholesterolemia” or “severe refractory hypercholesterolemia”:

[CONFIDENTIAL TREATMENT REQUESTED] /*/	$ [CONFIDENTIAL TREATMENT REQUESTED] /*/
[CONFIDENTIAL TREATMENT REQUESTED] /*/	$ [CONFIDENTIAL TREATMENT REQUESTED] /*/

PATENT LICENSE AGREEMENT

(ii) Where the indication is not so limited but falls within the Field of Use:

[CONFIDENTIAL TREATMENT REQUESTED] /*/	$ [CONFIDENTIAL TREATMENT REQUESTED] /*/
[CONFIDENTIAL TREATMENT REQUESTED] /*/	$ [CONFIDENTIAL TREATMENT REQUESTED] /*/
[CONFIDENTIAL TREATMENT REQUESTED] /*/	$ [CONFIDENTIAL TREATMENT REQUESTED] /*/

Each such milestone payment shall be payable by Company only once. In the event that any milestone payments are made by the Company under the foregoing clause (ii), then no milestone payments shall thereafter be due under the foregoing clause (i). Any milestone payments already made by Company under such clause (i) shall be fully creditable against milestone payments owed under such clause (ii).

3.3 Earned Royalties. In partial consideration of the License and subject to Sections 3.7 and 3.8, Company will pay to Penn:

(i) a graduated royalty as set forth in the table below based upon worldwide annual Net Sales made by Company and its Affiliates (but not sublicensees) of any Designated Compound Sold for use in the Field of Use while covered in the country of Sale of expected use by a Valid Claim of the Assigned BMS Patents that is licensed to Company under the License (but no other Licensed Product):

Annual Net Sales by Company and its Affiliates	Royalty Rate
<$500 million	[CONFIDENTIAL TREATMENT REQUESTED] /*/%
>$500 million but <$750 million	[CONFIDENTIAL TREATMENT REQUESTED] /*/%
>$750 million but <$1 billion	[CONFIDENTIAL TREATMENT REQUESTED] /*/%
>$1 billion	[CONFIDENTIAL TREATMENT REQUESTED] /*/%

[CONFIDENTIAL TREATMENT REQUESTED] /*/

PATENT LICENSE AGREEMENT

(ii) a royalty of [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of Net Sales made by Company and its Affiliates (but not sublicensees) for all Licensed Products that qualify as “Licensed Products” hereunder based on clause (b) of that definition and Sold while covered in the country of Sale of expected use by a Valid Claim of the Penn Existing Patents or Penn New Patents; provided that, notwithstanding any credits provided for in Section 3.7 but subject in all events to Section 3.8, royalties payable by Company for such Net Sales for such Licensed Products shall not be less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%).

Only one royalty shall be due hereunder on the Sale of the same unit of Licensed Product. If a royalty accrues to a Sale of a Licensed Product under both clause (i) and (ii) above, then the higher rate of clause (i) shall apply. Only one royalty shall be due hereunder on the Sale of a Licensed Product even if the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes more than one Valid Claim of the Penn Patent Rights.

3.4 Related Definitions. The term “Sale” means any bona fide transaction for which amounts are received by Company or its Affiliate or sublicensee for the sale, use, transfer or other disposition of a Licensed Product to an unrelated third party. A Sale is deemed completed at the time that Company or its Affiliate receives payment or other consideration for a Licensed Product. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. Subject to Section 3.8(iii) for certain Licensed Products, the term “Net Sales” means the amounts or the fair market value attributable to each Sale actually received by Company or its Affiliates, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates would realize from an unrelated buyer in an arms length sale of an identical item sold in the same quantity and at the time and place of the transaction. No Net Sales or royalties shall accrue on the Sale of Licensed Product in reasonable quantities by Company or its Affiliates for promotional or marketing purposes, as part of an expanded access program, as part of clinical trials or as donations to non-profit institutions or government agencies for non-commercial purposes. Net Sales shall not include any payments between any of Company, its Affiliates and sublicensees. The term “Qualifying Costs” means: (a) customary discounts and rebates in the trade for quantity purchased, for prompt payment or to purchasers, wholesalers and distributors; (b) credits or refunds for price adjustments, recalls, claims or returns that do not exceed the original received amount; (c) outbound transportation, handling and shipping expenses and transportation insurance premiums; (d) sales and use taxes and other fees imposed by a governmental agency; and (e) charge back payments and/or rebates provided to managed health care organizations, international organizations, or governmental agencies (including in the United States, Medicare and Medicaid).

PATENT LICENSE AGREEMENT

3.5 Sublicense Fees. In partial consideration of the License and subject to Sections 3.7 and 3.8, Company will pay to Penn:

(i) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of sublicensing royalties actually received by Company and its Affiliates in consideration of sublicenses of the License for Licensed Products Sold by sublicensees for use in the Field of Use while covered in the country of Sale of expected use by a Valid Claim of the Penn Patent Rights that is licensed to Company under the License, provided that, such amounts payable to Penn with respect to such sublicensing royalties for such Sales of such Licensed Products shall not be less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of Net Sales of such Licensed Products made by sublicensees (as such Net Sales definition is applied to sublicensees, and applying Section 3.8 to such sublicensees’ Net Sales); and

(ii) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of all other sublicensing fees and payments and other consideration actually received by Company in consideration of sublicenses under the License granted by Company or its Affiliates, excluding for this clause (ii) (1) sublicensing royalties addressed by clause (i) above, (2) equity investments to the extent not in excess of fair market value made by sublicensees in Company or its Affiliates, (3) payments by sublicensees to Company or Affiliates for payment or reimbursement of patent prosecution, defense, enforcement and maintenance and/or other related expenses, and (4) payments by sublicensees to Company or its Affiliates for future research, development or commercialization activities (including pre-clinical or clinical studies) undertaken by or for Company or its Affiliates (including payments for FTEs), and further provided that if Company pays to Penn a milestone payment under Section 3.2 for achieving a milestone for which Company receives from a sublicensee a payment for achieving the same milestone subject to this Section 3.5(ii), then the amount of the Company’s payment to Penn under Section 3.2 shall be deducted from such sublicensee’s payment for purposes of this Section 3.5(ii) and shall not be subject to such [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) share.

3.6 Transaction Fee. In partial consideration of the License, Company will reimburse Penn, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after the Effective Date, for Penn’s reasonable out-of-pocket legal fees, a one-time, non-refundable, non-creditable transaction fee up to $[CONFIDENTIAL TREATMENT REQUESTED] /*/ with respect to Penn’s negotiation and execution of this Agreement and the Term Sheet between the parties dated November, 2005 (the “Term Sheet”) and the TDA.

PATENT LICENSE AGREEMENT

3.7 Payment Reductions and Credits. The following credits will apply to amounts payable to Penn under Sections 3.2, 3.3 and 3.5 (except as otherwise provided in Section 3.7(i)). In no event will the aggregate credits under this Section 3.7 reduce, due to the application of the credits, any individual payment otherwise due under Sections 3.2, 3.3 or 3.5 for a given Quarter to less than [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the amount that would have otherwise been due in the absence of such credit(s) (taking into account for all purposes Section 3.8). Any unused credits will be carried forward to future Quarters, provided that in no event will any unused credits or prior payments by Company be refundable.

(i) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of milestone payments paid by Company under Section 3.2 will be creditable against future amounts owed to Penn under Sections 3.3 and 3.5.

(ii) Royalties and milestones payable by Company and its Affiliates to BMS for the actual cost to Company and its Affiliates of licenses or assignments by Company, its Affiliates or sublicensees to intellectual property relating to the Field of Use will be creditable. As of the Effective Date, there are no such costs payable to BMS.

(iii) Third party royalties and milestones (other than as credited under Section 3.7(ii)) for actual costs to Company and its Affiliates of licenses and acquisitions by Company, its Affiliates or sublicensees of intellectual property rights dominating or dominated by the Penn Patent Rights and therefore necessary to practice the Penn Patent Rights in a particular country will be creditable.

(iv) Third party royalties and milestones (other than as credited under Section 3.7(ii) or 3.7(iii)) for the actual costs to Company and its Affiliates of licenses and acquisitions by Company, its Affiliates or sublicensees of intellectual property rights reasonably necessary for the manufacture, use, sale, offer for sale or importation of any Licensed Product in a particular country will be creditable, provided that, in the case of royalties, only where the aggregate royalty burden for such Licensed Product in a particular country exceeds (a) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of the Blended Rate (as defined below) or (b) [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%), as applicable, and in such a royalty case, Company will be entitled to a credit in the amount of [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) of such excess. For purposes of this Agreement, “Blended Rate” means (1) the total amount of royalties that would be payable in the applicable Quarter and prior three (3) Quarters with respect to the applicable Designated Compound under Section 3.3(i), divided by (2) the total Net Sales of such Designated Compound for that same period, expressed as a percentage (assuming for this definition only that all worldwide Sales of such Designated Compound made by sublicensees produce corresponding Net Sales that are attributed to Company for determining such royalties under Section 3.3 (and applying Section 3.8 to such sublicensees’ Net Sales)).

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3.8 Other Royalty Provisions.

(i) Notwithstanding anything herein to the contrary, if a Licensed Product is not covered at the time of Sale in the country of Sale of expected use by a Valid Claim of the Penn Patent Rights that is licensed to Company under the License, such Sale of Licensed Product will not be treated as a “Sale” hereunder, will not give rise to any Net Sales, and no royalty or other amount will be payable under Section 3.3 or 3.5 with respect to such Sale.

(ii) Notwithstanding anything herein to the contrary, if a Licensed Product on which royalties are owed Penn under Section 3.3 or 3.5(i) is covered at the time of Sale in the country of Sale of expected use only by Valid Claim(s) of the Penn Patent Rights jointly owned by Company and Penn and no other Valid Claims of the Penn Patent Rights solely owned by Penn, then the royalty rate set forth in Section 3.3(ii) shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) for such Sales in such country.

(iii) In the event that a Licensed Product includes a component(s) or its use covered at the time of Sale in the country of Sale by a Valid Claim of the Penn Patent Rights that is licensed to Company under the License (each, a “Patented Component”) and a component(s) which is active alone or in a combination and is not so covered, then Net Sales of such Licensed Product shall be calculated as follows: Net Sales for such Licensed Product for Section 3.3 and the proviso in Section 3.5(i) shall be calculated by multiplying actual Net Sales of such Licensed Product by the fraction A/B, where A is the [CONFIDENTIAL TREATMENT REQUESTED] /*/ price of the [CONFIDENTIAL TREATMENT REQUESTED] /*/ in such [CONFIDENTIAL TREATMENT REQUESTED] /*/ if [CONFIDENTIAL TREATMENT REQUESTED] /*/ in [CONFIDENTIAL TREATMENT REQUESTED] /*/, and B is [CONFIDENTIAL TREATMENT REQUESTED] /*/ of such [CONFIDENTIAL TREATMENT REQUESTED] /*/. If such Licensed Product is not sold separately in finished form in a given country, the parties shall determine Net Sales for such Licensed Product by mutual agreement based on the relative contribution of such Patented Component(s) and each such other active component(s) in such Licensed Product (including whether there are any reasonable substitutes available for such Patented Component(s) or such other active ingredient(s)), and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

4. REPORTS AND PAYMENTS

4.1 Royalty Reports. Within forty-five (45) days after the end of each Quarter following the first Sale and during the remainder of the Term, Company will deliver to Penn a report, certified by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country of Sale and by category of royalty or sublicense fee rate, as applicable: (a) the number of units of Licensed Products constituting Sales made by Company and Affiliates on which royalties are owed Penn hereunder; (b) the gross amount invoiced, billed or received for such Sales made by Company and Affiliates; (c) Qualifying Costs corresponding to Net Sales arising from such Sales, listed by category of cost; (d) such Net Sales; (e) the gross amount of any payments

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received by Company from sublicensees subject to sharing with Penn under Section 3.5; (f) the amounts of any credits or reductions permitted by Section 3.7 with respect to Sales made by Company and Affiliates; (g) the royalties, fees and other payments owed to Penn, listed by category; and (h) the computations for any applicable currency conversions by Company and Affiliates. Company will use commercially reasonable efforts to obtain permission from each sublicensee to share with Penn the information listed in the foregoing clauses (other than clause (e)) as it relates to Sales made by such sublicensee, and to the extent successful, will include such sublicensee information in such royalty report. Each royalty report will be substantially in the form of the sample report attached as Exhibit D. All such royalty reports will be treated as Confidential Information of Company and will be subject to Section 5.2.

4.2 Payments. Company will pay all royalties, fees and other payments due to Penn under Sections 3.2, 3.3 and 3.5 within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after the end of the Quarter in which the royalties, fees or other payments accrued.

4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books and records to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least three (3) years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and sublicensees will provide an independent, nationally recognized auditor selected by Penn and reasonably acceptable to Company with access to all of the books, records and related background information required by Section 4.3 to conduct an audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate such auditor’s audit without unreasonable disruption to Company’s or Affiliate’s or sublicensee’s business; and (c) no more than once each calendar year during the Term and for a period of three (3) years thereafter. The auditor shall execute and deliver to Company or its Affiliate or sublicensee a confidentiality agreement reasonably acceptable to Company and shall disclose to Penn only the results and the basis for such results of such audit, all of which will be treated as Confidential Information of Company and will be subject to Section 5.2. Company will promptly pay to Penn the amount of any underpayment determined by such audit, plus accrued interest. If such audit determines that Company has underpaid any payment by [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) or more, then Company will also promptly reimburse Penn for its reasonable out-of-pocket costs of the audit; otherwise, Penn shall bear all such costs. Any overpayments will be fully creditable against amounts payable by Company to Penn in subsequent Quarters.

4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the

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Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.

4.6 Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By Electronic Transfer:	By Check:
[CONFIDENTIAL TREATMENT REQUESTED] /*/ [*] /*/ #[*] /*/	The Trustees of the University of Pennsylvania c/o Center for Technology Transfer P.O. Box 7777-W3850 Philadelphia, PA 19175-3850
Account Number: [CONFIDENTIAL TREATMENT REQUESTED] /*/
c/o: [CONFIDENTIAL TREATMENT REQUESTED] /*/

4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to [CONFIDENTIAL TREATMENT REQUESTED] /*/ percent ([CONFIDENTIAL TREATMENT REQUESTED] /*/%) per month (or the maximum allowed by law, if less).

5. CONFIDENTIALITY AND USE OF PENN’S NAME

5.1 Confidentiality Agreement. If Company and Penn entered into one or more Confidential Disclosure Agreements prior to the Effective Date, then such agreements will continue to govern the protection of confidential information under this Agreement, and each Affiliate and sublicensee of Company will be bound to Company’s obligations under such agreements. If, however, no Confidential Disclosure Agreement has been entered into between Company and Penn prior to the Effective Date, then in connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form. The term “Confidentiality Agreement” means all Confidential Disclosure Agreements between the parties that remain in effect after the Effective Date, and the term “Confidential Information” refers to confidential or proprietary information thereunder.

5.2 Other Confidential Matters. Penn is not obligated to accept any Confidential Information from Company, except for the reports and other disclosures required by Sections 1.5(ii), 2.1, 4.1, 4.4 and 6.7. Penn, acting through its Center for Technology Transfer and Finance Offices, will not during the Term or thereafter disclose to any third party outside of such Center or Office (including any other internal office or department of Penn) without Company’ prior written consent the terms of this Agreement or any Confidential Information of Company contained in those reports or other disclosures, for so long as such information or terms remains confidential. Penn bears no institutional responsibility for maintaining the confidentiality of any other information of Company, except as provided in this Section 5.2 or in the Confidentiality Agreement. Company may elect to enter into confidentiality agreements with individual investigators at Penn that comply with Penn’s internal policies.

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5.3 Use of Penn’s Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn, provided that any of them may state that Company, its Affiliates and sublicensees are licensed by Penn under the Penn Patent Rights, may make statements of fact (including of past or present consulting relationships), and may make disclosures or statements required by law or regulation.

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence on the Effective Date and will expire, on a country-by-country basis, upon there no longer being any Valid Claim of the Penn Patent Rights that is licensed to Company under the License, unless terminated earlier as provided in Section 6.2, 6.3 or 6.4 (the “Term”). On a country-by-country basis, upon expiration (but not termination) of this Agreement, the License will become irrevocable and fully paid up.

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least sixty (60) days prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products on which royalties would be due Penn hereunder; (c) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, offering for sale and selling all such Licensed Products, subject to Section 6.8; and (d) paying all amounts owed to Penn under this Agreement and the Other Agreements through the effective date of termination.

6.3 Early Termination by Penn. After completion of the informal dispute resolution procedure outlined in the first sentence of Section 13.11, Penn may terminate this Agreement if: (a) Company is more than thirty (30) days late in paying to Penn any undisputed amounts owed under this Agreement and does not immediately pay Penn such amounts in full, including accrued interest, upon demand; (b) Company or its Affiliate or sublicensee materially breaches this Agreement and does not cure such material breach within one hundred twenty (120) days after written notice from Penn specifying the alleged material breach in reasonable detail; or (c) Company experiences a Trigger Event.

6.4 Early Termination by Company. After completion of the informal dispute resolution procedure outlined in the first sentence of Section 13.11, Company may terminate this Agreement if Penn materially breaches this Agreement and does not cure such material breach within one hundred twenty (120) days after written notice from Company specifying the alleged material breach in reasonable detail.

6.5 Trigger Event. The term “Trigger Event” means any of the following: (a) if Company (i) becomes bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if

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appointed without its consent, not discharged within ninety (90) days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within ninety (90) days; (b) the institution or commencement by Company of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (c) the entering of any order for material relief relating to any of the proceedings described in clause (a) or (b) above; or (d) the act or failure to act by Company indicating its consent to, approval of or acquiescence in any of the proceedings described in clauses (a) to (c) above.

6.6 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates (unless already expired in a country as provided for and with the consequences specified in Section 6.1); (b) Company and all its Affiliates and sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products on which royalties would be due Penn hereunder, except to the extent permitted by Sections 6.7 or 6.8; (c) Company will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement and the Other Agreements through the date of termination; (d) Company will, at Penn’s request, return to Penn all Confidential Information of Penn; (e) Penn will, at Company’s request, return to Penn all Confidential Information of Company subject to Section 5.2; and (f) in the case of termination under Section 6.3, all duties of Penn and all rights (but not duties except as otherwise provided by Section 6.9) of Company under this Agreement immediately terminate without further action required by either Penn or Company, provided that with respect to the foregoing clauses (d) and (e), each of Company and Penn will have the right to retain the other’s Confidential Information to the extent it relates to a proprietary or licensed interest hereunder that survives such termination, and further in all events shall be entitled to retain one archival copy of the other’s Confidential Information strictly for legal purposes.

6.7 Inventory & Sell Off. Upon the termination of this Agreement for any reason (and subject to Section 6.8), Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on which royalties would be due Penn hereunder on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture on the date of termination of this Agreement. Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of Company, which will be treated as Confidential Information of Company and will be subject to Section 5.2. Upon termination of this Agreement for any reason (and subject to Section 6.8), Company will use commercially reasonable efforts to promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Penn Patent Rights, provided that Company, Affiliates and sublicensees may make statements of fact (including of past or present consulting relationships) and may make disclosures or statements required by law or regulation. Upon the termination of this Agreement for any reason(and subject to Section 6.8), Company, Affiliates and sublicensees may sell off their inventory of Licensed Products existing on the date of termination for a period of

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six (6) months and may complete the manufacture of Licensed Products then in the process of manufacture and sell them, provided that Company pay Penn royalties on Sales of such inventory as provided in Article 3 within thirty (30) days following the expiration of such six (6) month period.

6.8 Surviving Sublicenses. In the event that the License is terminated hereunder for any reason, any sublicense under the License granted by Company prior to termination of the License in conformance with Section 1.5 (and any sublicenses granted under such sublicense) will remain in full force and effect, provided that:

(i) such Company sublicensee is not then in breach of its sublicense agreement;

(ii) such Company sublicensee agrees in writing within ninety (90) days of such termination to be bound to Penn as the licensor under the terms and conditions of its sublicense agreement, as modified by the provisions of this Section 6.8;

(iii) such Company sublicensee, at Penn’s written request, assumes in a signed writing the same obligations to Penn as those of Company under Articles 11 and 12 (provided that the insurance requirements may be satisfied by self-insurance if such sublicensee elects to self-insure generally);

(iv) Penn will have the right to receive any payments payable to Company under such sublicense agreement to the extent they are reasonably and equitably attributable to such Company sublicensee’s right under such sublicense to use and exploit Penn Patent Rights;

(v) such Company sublicensee agrees to be bound by the due diligence obligations of Company pursuant to Section 2.2 in the field and territory of the sublicense; and

(vi) Penn will not assume, and will not be responsible to such Company sublicensee for, any representations, warranties or obligations of Company to such sublicensee, other than to permit such sublicensee to exercise any rights in or to Penn Patent Rights, Penn Materials and Assigned BMS Technical Information that are granted under such sublicense agreement in a manner consistent with the terms of this Agreement;

whereupon the consequences set forth in Sections 1.5(iii), 6.2, 6.6 and 6.7 or elsewhere hereunder regarding any terminated sublicense under the License shall not apply to any such sublicenses.

6.9 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination or expiration of this Agreement for any reason. Further, neither party shall be relieved of any other liability or obligation or right that accrued prior to the effective date of any termination or expiration of this Agreement. Sections 1.2, 1.8 (but only to the extent that an Improvement or New Development is subject to such Section as of such expiration or termination) and 9.3 and Articles 4, 5, 6, 8 (but only with

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respect to infringement occurring before, or any litigation, action or proceeding already initiated as of, such expiration or termination), 10, 11, 12 and 13 will survive the termination or expiration of this Agreement for any reason in accordance with their respective terms, and all other provisions hereunder shall terminate.

7. PATENT MAINTENANCE AND REIMBURSEMENT

7.1 Patent Maintenance. As provided in the TDA, as between BMS and Penn, Penn will have exclusive control (subject to reasonable communication on a periodic basis with BMS regarding the status of the prosecution of pending patent applications within the Assigned BMS Patents, including amendments to claim scope) of the prosecution and maintenance of the Assigned BMS Patents, including regarding any extensions, interferences, oppositions, reissue proceedings and re-examinations with respect thereto. As between Penn and Company, Company will manage the preparation, prosecution and maintenance of the Penn Patent Rights and will make all decisions with regards thereto (including regarding any interferences, oppositions, reissue proceedings and re-examinations with respect thereto), and with respect to the Assigned BMS Patents, Penn hereby delegates its prosecution and maintenance control under Section 6.1(a) of the TDA to Company, provided that Company and Penn have entered into with patent counsel a Client and Billing Agreement in substantially the form attached as Exhibit E. Company will select patent counsel reasonably acceptable to Penn to prepare, prosecute and maintain the Penn Patent Rights, Penn and Company will be the client of that counsel, Penn will receive copies of all invoices, payments and material correspondence relating to the prosecution of the Penn Patent Rights, and Penn retains the right to advise Company regarding such activities. Penn will promptly provide to Company all papers concerning the ownership, prosecution and maintenance of the Assigned BMS Patents Penn receives from BMS (including all assignment documents required by Article 3.1 of the TDA).

7.2 Patent Reimbursement. Within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after the Effective Date, Company will reimburse Penn for all historically accrued attorneys fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, filing, prosecution and maintenance of the Penn Patent Rights (including any interference negotiations, claims or proceedings), including those amounts paid by Penn to BMS before the Effective Date pursuant to the TDA, Penn’s good faith estimate is that such fees, expenses and other charges in the aggregate are $[CONFIDENTIAL TREATMENT REQUESTED] /*/. Thereafter during the Term, Company will either pay directly under the Client and Billing Agreement then in effect or reimburse Penn for all its out-of-pocket and documented attorneys fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution and maintenance of the Penn Patent Rights, including any interference negotiations, claims or proceedings, within [CONFIDENTIAL TREATMENT REQUESTED] /*/ ([CONFIDENTIAL TREATMENT REQUESTED] /*/) days after Company’s receipt of invoices from Penn for such fees, expenses and other charges. Penn will invoice Company for any such fees, expenses and other charges on a monthly basis.

7.3 Patent Abandonment. Under Section 6.1(a)(ii) of the TDA, Penn has the right to discontinue paying the Patent Costs (as defined in the TDA), or to discontinue prosecution and

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maintenance of any of the Assigned BMS Patent(s). Before exercising any such rights with respect to BMS, Penn will first provide Company with sufficient notice so that Company may cure any failure hereunder to pay any such Patent Costs or otherwise before any patent rights are forfeited or offered for assignment to BMS under that Section of the TDA. If after such notice Company then fails to pay the Patent Costs, as contemplated in Section 7.2, or otherwise elects not to continue to prosecute or maintain any Assigned BMS Patent(s), as contemplated by Section 7.1, then Penn will have the right to offer such Assigned BMS Patent(s) to BMS for assignment or absence such an assignment abandon them as provided in that Section of the TDA. Company may elect not to prosecute or maintain any Penn Patent Rights effective upon written notice to Penn, whereupon such Penn Patent Right will no longer be subject to the License or be treated as a “Penn Patent Right” hereunder, provided that Company will remain responsible for all expenses incurred with respect to such Penn Patent Right as provided in Section 7.2 until Penn’s receipt of such notice.

7.4 Patent Extensions and Orange Book Listings. If elections with respect to obtaining patent term extensions (including any available pediatric extensions) or supplemental protection certificates or their equivalents in any country with respect to Penn Patent Rights are available, Company will have the exclusive right to make any such elections based on Licensed Products. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or orphan exclusivity periods, and all equivalents in any country), Company will have the sole right to seek and maintain all such data exclusivity periods available for the Licensed Products. With respect to all of the rights and activities identified in this Section 7.4, Penn hereby appoints Company as its agent for such purposes with the authority to act on Penn’s behalf with respect to the Penn Patent Rights, provided that such actions are consistent with this Agreement and provided further that Company’s actions, in Company’s reasonable judgment, are not likely to harm Penn’s reputation or good standing.

8. INFRINGEMENT

8.1 Notice. Company and Penn will notify each other promptly of any infringement of the Penn Patent Rights (but with respect to the Assigned BMS Patents, only to the extent that Penn has enforcement rights thereunder as provided in Section 6.1 of the TDA), or any declaratory judgment action or any other action or proceeding alleging invalidity, unenforceability or non-infringement of the Penn Patent Rights (other than interferences, oppositions, reissue proceedings and re-examinations with respect thereto, which are addressed in Section 7.1), that may come to their attention. Company and Penn will consult each other in a timely manner concerning any appropriate response to such infringement or action or proceeding.

8.2 Prosecution. Company may (but is not obligated to) prosecute under its sole control any infringement of the Penn Patent Rights at Company’s expense (but with respect to the Assigned BMS Patents, only to the extent that Penn has enforcement rights thereunder as provided in the TDA). For clarity, Company has the first right to enforce the Assigned BMS Patent Rights in the “Exclusive Area,” as such term is defined in the TDA and as applied to the “University” thereunder, notwithstanding the fact that the License under the Assigned BMS

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Patents only extends to the Field of Use. In the event that any such declaratory judgment action or such other action or proceeding is brought, Company shall have the first right to defend any such action at Company’s expense, including defending against any counterclaims or crossclaims brought by any party against Company or Penn regarding the Penn Patent Rights and defending against any claim that the Penn Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. With respect to the Assigned BMS Patents, Company shall have all the rights and obligations afforded “University” or “Licensee Entities” under Section 6.1(b) of the TDA (including the right to participate at Company’s own cost in any BMS-controlled litigation activities concerning the Assigned BMS Patents). Company must not settle or compromise any such litigation, action or proceeding in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Penn Patent Rights without Penn’s prior written permission (unless any such grant by Company amounts to a permitted sublicense hereunder). If Penn chooses not to intervene voluntarily, but Penn is a necessary party to the action, then Company may join Penn in the litigation. If Company prosecutes any infringement claims with Penn involuntarily joined as a party, then Company will reimburse Penn for Penn’s reasonable litigation expenditures as a result of such involuntary joinder (but not for any active participation by Penn, which resulting expenditures shall be addressed as if Penn had intervened voluntarily as contemplated by Section 8.3), including any attorney’s fees, expenses, official fees and other charges incurred by Penn, even if there are no financial recoveries from the infringement action. Company will reimburse Penn for such reasonable expenditures within thirty (30) days after receiving each invoice from Penn. After reimbursing Penn for such reasonable expenditures, recoveries from any such litigation, action or proceeding will be: (a) first, applied to reimburse Company for its related expenditures; and (b) second, as to any remainder, retained by Company but treated (as appropriate by reference to the commercializing entity in the affected country(ies)) as either (i) Net Sales for the purpose of determining the royalties due to Penn under Section 3.3 or (ii) sublicense consideration for the purpose of determining the sublicense fees due to Penn under Section 3.5(i), provided that Company shall retain all damage recoveries for willful infringement.

8.3 Intervention. Penn reserves the right to intervene at Penn’s expense and join Company in any litigation, action or proceeding under Section 8.2, provided that Company retains sole control of the same subject to reasonable consultation with Penn. If Penn elects to participate in any such litigation, action or proceeding, then, clause (a) of Section 8.2 shall be replaced with the following “first, applied to reimburse Company and Penn for their respective related expenditures (and if such recoveries are inadequate to reimburse the parties in full, then on a pro rata basis in proportion with their respective shares of the aggregate related expenditures),”.

8.4 Penn Prosecution. If Company does not prosecute any infringement of the Penn Patent Rights by any unrelated third parties, then Penn may elect (but is not obligated) to prosecute such infringement under Penn’s sole control at Penn’s expense. Alternatively, if Company does not defend any such declaratory judgment action or such other action or proceeding, then Penn may elect (but is not obligated) to defend the same at Penn’s expense. If Penn elects to prosecute such infringement or so defend, then any financial recoveries therefrom will retained by Penn in their entirety, provided that Company may elect to intervene as provided in Section 8.3, with the parties’ roles reversed thereunder and the financial recoveries as provided in Section 8.2 as a result of such Company intervention.

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8.5 Patent Certifications. Penn shall notify and provide Company with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Penn Patent Right pursuant to a Paragraph IV Patent Certification by a third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a third party, and any foreign equivalent thereof. Such notification and copies shall be provided to Company within five (5) business days after Penn receives such certification, and shall be sent to the addresses specified in Section 13.6.

8.6 Cooperation. In any litigation, action, proceeding or other activities under this Article 8, or any prosecution, maintenance or other activities under Article 7, either party, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible, including Penn agreeing to be a named party in any Company-controlled or -managed litigation, action or proceeding under Section 8.2. This Section 8.6 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction.

9. REPRESENTATIONS AND WARRANTIES

9.1 Penn Representations. Penn hereby represents to Company on the Effective Date that: (a) it is a nonprofit corporation existing under the laws of the Commonwealth of Pennsylvania and has the power and authority to enter into this Agreement; (b) it has taken all necessary action to authorize its execution and delivery of this Agreement and to authorize the performance of its obligations hereunder; (c) execution and delivery of this Agreement and its performance by Penn will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment or order to which Penn is a party or by which it is bound; (d) it is has the right to grant all of the licenses and privileges granted herein; (e) to the knowledge of Penn’s Center for Technology Transfer (without inquiry), there are no pending declaratory judgment actions, interferences, oppositions, reissue proceedings or re-examinations involving the Penn Patent Rights; (f) to the knowledge of Penn’s Center for Technology Transfer (without inquiry), the manufacture, use, sale, offer for sale or importation of any Licensed Product, or the practice of an Penn Patent Rights, does not and will not infringe or misappropriate any third party patent or other intellectual property rights; and (g) to the knowledge of Penn’s Center for Technology Transfer (without inquiry), there are no patent applications or issued patents in which Penn has an ownership interest and for which Dr. Rader is a named inventor claiming any Improvements, other than the Penn Existing Patents.

9.2 Company Representations. Company hereby represents to Penn on the Effective Date that: (a) it is a corporation existing under the laws of the State of Delaware and has the power and authority to enter into this Agreement; (b) it has taken all necessary action to authorize its execution and delivery of this Agreement and to authorize its performance of its obligations hereunder; and (c) execution and delivery of this Agreement and its performance by Company will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment or order to which Company is a party or by which it is bound.

9.3 Disclaimer. EXCEPT AS PROVIDED IN SECTIONS 9.1 AND 9.2, (a) THE PENN PATENT RIGHTS, LICENSED PRODUCTS, PENN MATERIALS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT BY PENN ARE PROVIDED ON

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AN “AS IS” BASIS, AND (b) NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

10. LIMITATION OF LIABILITY

10.1 Mutual Limitation of Liability. NEITHER PENN NOR COMPANY WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, SUBLICENSEES, EMPLOYEES, TRUSTEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM THE OTHER PARTY’S USE OF THE PENN PATENT RIGHTS, LICENSED PRODUCTS, OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

10.2 Limitation on Penn’s Liability. Penn assumes no responsibilities whatsoever with respect to the practice by Company or its Affiliates or sublicensees of the Penn Patent Rights, Licensed Products or any other technology licensed under this Agreement. Penn relies on Company to practice such intellectual property in accordance with accepted research, development, governmental and medical requirements. Company shall, as of the Effective Date, assume all risk, liability and lawsuits arising out of or in the course of such practice as between Penn and Company.

11. INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of Penn and its trustees, officers, faculty, agents, contractors, employees and students. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale, practice or other disposition of any Penn Patent Rights (to the extent subject to the License), BMS Assigned Technical Information or Penn Materials by Company, its Affiliates, sublicensees, assignees or vendors, or of any Licensed Products manufactured, sold or provided by Company, its Affiliates, sublicensees, assignees or vendors, including (x) any product liability or other Claim of any kind related to use by a third party of such Penn Materials or Licensed Product, (y) any Claim by a third party (other than any Indemnified Party) that the practice of any of the Penn Patent Rights or BMS Assigned Technical Information by Company, its Affiliates, sublicensees, assignees or vendors, or the design, composition, manufacture, use, sale or other disposition of any such Penn Materials or Licensed Product, infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for such Licensed Products; (b) any Claim by a third party arising from any material breach of this Agreement by

PATENT LICENSE AGREEMENT

Company or its Affiliates or sublicensees; and (c) the enforcement of this Article 11 by any Indemnified Party, except for (1) any Claims arising out of the willful misconduct or gross negligence of, or material breach of this Agreement by, Penn or any other Indemnified Party, or (2) any Claims arising out of the development, testing, use, manufacture, promotion, sale, practice or other disposition of any Penn Patent Rights, BMS Assigned Technical Information or Licensed Products pursuant to the retained rights under Section 1.3 (and not as part of any Other Agreement). The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Other Provisions. Penn shall give prompt and timely notice to Company after Penn becomes aware of any Indemnification Event as to which indemnity may be sought (and in any event no less than fifteen (15) days notice), and shall permit Company to assume the sole defense and settlement of the applicable Claim, provided that failure of Penn to give prompt and timely notice shall not relieve Company of its obligations under this Article 11, except and only to the extent that Company is actually prejudiced as a result of such failure to give prompt notice. Each Indemnified Party shall furnish such information regarding itself or the Claim in question, and shall otherwise cooperate in the defense of any such Claim, as Company may reasonably request. Company will not settle or compromise any Indemnification Event giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn or grants any rights to the Penn Patent Rights or the Licensed Products without Penn’s prior written consent (unless any such grant by Company amounts to a permitted sublicense hereunder). If Company fails or declines to assume the defense of any Indemnification Event within thirty (30) days after notice of the applicable Claim, then Penn may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company.

12. INSURANCE

12.1 Coverages. Company will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate, with the coverage provided for in clauses (b) and (c) to remain in force during the Term and for at least five (5) years thereafter. Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and Penn reserves the right to require Company to adjust the limits accordingly (but in all events in no more than customary industry norms for a company of Company’s size and at its stage of development). The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to Penn under this Agreement.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Penn as

PATENT LICENSE AGREEMENT

an additional insured with respect to Company’s performance under this Agreement. Company will provide Penn with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Penn in writing at least thirty (30) days prior to the cancellation or material change in coverage.

13. ADDITIONAL PROVISIONS

13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party. Notwithstanding the foregoing, Company may exercise its rights hereunder at the direction of and on behalf of one or more sublicensees, provided that there shall be no express or implied third-party beneficiaries of this Agreement.

13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.

13.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

13.5 Assignment. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of Penn, provided, however, that Company may assign this Agreement as a whole (either directly or by merger or operation of law) without such consent (1) to an Affiliate or (2) in connection with an acquisition (whether by merger, consolidation, sale or otherwise) by a third party of Company, provided that such Affiliate or third party (a) agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within ninety (90) days after the closing of the proposed transaction, and (b) Company provides Penn with a copy of such Affiliate’s or third party’s undertaking and provided further that such assignment to such third party is not likely, in Company’s reasonable judgment at the time of the transaction, to harm Penn’s reputation or good standing. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Any prohibited assignment will be null and void. Subject to the foregoing, this Agreement will inure to the benefit of and be binding on each party’s legal representatives, successors and assigns.

PATENT LICENSE AGREEMENT

13.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested or recognized overnight courier, charges prepaid.

13.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.8 Headings, Counterparts & Defined Terms. The headings of the Articles and Sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument. Facsimile execution and delivery of this Agreement by either party will constitute a legal, valid and binding execution and delivery of this Agreement by such party. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles, Sections or Exhibits, unless otherwise specifically provided, will be construed to refer to Articles, Sections and Exhibits of this Agreement.

13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

13.10 Sophisticated Parties. Each of the parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against either party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any party , irrespective of which party may be deemed to have authored the ambiguous provision.

13.11 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will meet in person and confer, as soon as practicable after written notice from one party to the other party identifying the reasons for such dispute, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute

PATENT LICENSE AGREEMENT

amicably within thirty (30) days after such notice, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

13.12 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other party; provided that the party affected shall promptly notify the other of the force majeure condition and shall exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

13.13 Integration. This Agreement with its Exhibits, and the Other Agreements and the Confidentiality Agreement in effect on the Effective Date, contain the entire agreement between the parties with respect to the Penn Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter, including the Term Sheet.

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PATENT LICENSE AGREEMENT

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		AEGERION PHARMACEUTICALS, INC.

By:	/s/ John S. Zawad	By:	/s/ Gerald Wisler
Name:	John S. Zawad	Name:	Gerald Wisler
Title:	Managing Director, Center for Technology Transfer	Title:	President & CEO

Notice address:

University of Pennsylvania	Aegerion Pharmaceuticals
Center for Technology Transfer	c/o Scheer & Company, Inc.
3160 Chestnut Street, Suite 200	250 West Main Street
Philadelphia, PA 19104-6283	Branford, CT 06405
Attention: Managing Director	Attention: President & CEO
Facsimile: 215-898-9519	Facsimile: 203-481-4164

With a required copy to:

University of Pennsylvania	Goodwin Procter LLP
Office of General Counsel	Exchange Place
133 South 36th Street, Suite 300	Boston, MA 02109
Philadelphia, PA 19104-3246	Attention: Kingsley L. Taft, Esq.
Attention: General Counsel	Facsimile: (617) 523-1231
Facsimile: 215-746-5222

PATENT LICENSE AGREEMENT

EXHIBIT INDEX

Exhibit A	TDA

Exhibit B	Penn Patent Rights

Exhibit C	Minimum Contents of Development Plan

Exhibit D	Format of Royalty Report

Exhibit E	Form of Client and Billing Agreement

Exhibit A

EXECUTION VERSION

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

AMENDED AND RESTATED TECHNOLOGY DONATION AGREEMENT

This Agreement, which shall be effective as of the last date of execution hereof by the parties (“Effective Date”), is made between Bristol-Myers Squibb Company (“BMS”) with a headquarters at 345 Park Avenue, New York, NY 10154 and The Trustees of the University of Pennsylvania, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with a principal office at 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-8283 (“University”).

BACKGROUND

A. BMS is the owner of certain patent rights (in the United States and certain other countries) and related technical and/or proprietary information and trade secrets that University believes can be used in the treatment of hypercholesterolemia with Compound BMS-201,038, and University was actively engaged in the research and development in that field. In 2003, University indicated its interest in receiving a donation of certain BMS patent rights and in receiving BMS Know-How in that field, and BMS was willing to donate certain rights in certain of those BMS patent rights and BMS Know-How to University.

B. The parties acknowledge that BMS-201,038, in clinical trials run by BMS prior to 2003, was shown to have significant and serious hepatotoxicities at the dosages used and therefore, while apparently efficacious for the treatment of certain lipid metabolism disorders, could not be developed as a pharmaceutical product of general or wide utility. However, based on certain available clinical data, the parties believed that BMS-201,038 might be useful as a treatment for certain rare and life-threatening disorders or conditions, for which there was no effective medical treatment. While it was not commercially feasible for BMS to develop the compound for such use, University was willing to pursue such development, and BMS was willing to facilitate University’s development, with a view to benefiting the public.

C. Based on the premises described in the foregoing paragraphs A and B, the parties entered into that certain Technology Donation Agreement, effective as May 5, 2003 (the “Prior Agreement”, and such date, the “Prior Effective Date”). Since entering into the Prior Agreement, further medical research has been conducted with BMS-201,038 by University that has further demonstrated the efficacy of BMS-201,038 and potential ways to mitigate adverse events observed in earlier trials. Additionally, clinical trials have demonstrated the benefits to patients of more aggressive cholesterol management, leading the National Cholesterol Education Program (“NCEP”) to recommend a low-density-lipoprotein (“LDL”) serum cholesterol level of less than 70 mg/dL for certain patients in 2004. As a result, University, in collaboration with a potential sublicensee, now desires to have additional clinical trials conducted to further explore and define a potential role of the Designated Compounds (as defined below) in achieving lower LDL-levels in patients in an effort to address a significant unmet clinical need in the Designated Field (as defined below).

D. To that end, BMS is willing to donate and grant to University certain additional rights.

E. The parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein.

TECHNOLOGY DONATION AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 RESTATEMENT OF PRIOR AGREEMENT

The Prior Agreement is hereby amended and restated in its entirety and, as of the Effective Date, is in its entirety superseded by this Agreement. For the avoidance doubt, the amendment of the Prior Agreement by this Agreement shall be of no prejudice to the rights, obligations and liabilities of either party accrued under the Prior Agreement prior to the Effective Date.

ARTICLE 2 DEFINITIONS

The terms designated in initial capital letters (except for the heading of Articles) shall have the meanings set forth below or set forth in other Articles of this Agreement.

2.1 “Affiliate” of an entity means any other entity controlling, controlled by or under common control with such entity. The term “control” for purposes of this definition means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

2.2 “Assigned Patents” means the Composition Patents and the Combination Patents, together.

2.3 “BMS Know-How” means BMS technical information described in Appendix A.

2.4 “Composition Patents” means (a) the patents and patent applications listed on Appendix B-1, (b) all direct and indirect divisionals and continuations of such patent applications (namely, direct and indirect Canadian divisionals or continuations of Canadian patent application [CONFIDENTIAL TREATMENT REQUESTED] /*/ and direct and indirect Japanese divisionals or continuations of Japanese patent application [CONFIDENTIAL TREATMENT REQUESTED] /*/), and (c) all patents issuing on any such patent applications, together with all reissues, re examinations, renewals, supplemental protection certificates and extensions of any of the foregoing.

2.5 “Combination Patents” means the patent listed on Appendix B-2, together with all reissues, re examinations, renewals, supplemental protection certificates and extensions of any of the foregoing.

2.6 “Designated Compound(s)” means (a) BMS-201,038, (b) prodrugs or metabolites of BMS-201,038, to the extent any such prodrug or metabolite is covered by a compound claim in a Composition Patent, and (c) stereoisomers, hydrates, anhydrides, solvates, salt forms, or polymorphs of BMS-201,038 or any compounds covered by the foregoing clause (b) or this clause (c). Furthermore, in the case of a prodrug or metabolite as referred to under clause (b) above, the compound in question shall constitute a “Designated Compound” hereunder only if the making, use or sale of such compound is necessary for or results from the making, use and sale of BMS-201,038 within the Designated Field.

2.7 “Designated Field” means the use of the compound in question in: (a) monotherapy or in combination with other dyslipidemic therapies for the treatment of patients with homozygous familial hypercholesterolemia; (b) monotherapy or in combination with other dyslipidemic therapies for the treatment of patients with severe hypercholesterolemia of any etiology unable to come within 15% of NCEP LDL cholesterol goal on maximal tolerated oral therapy, as determined by the patient's prescribing physician; (c) monotherapy or in combination with other dyslipidemic therapies for the treatment of patients with severe combined hyperlipidemia of any etiology unable to come within 15% of NCEP non-HDL cholesterol goal on maximal tolerated oral therapy, as determined by the patient's prescribing physician; and (d) monotherapy or in combination with other dyslipidemic therapies for the treatment of patients with severe hypertriglyceridemia unable to reduce TG<1000 on maximal tolerated therapy.

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TECHNOLOGY DONATION AGREEMENT

2.8 “Exclusive Area” means: (a) with respect to BMS, infringement or potential infringement of any Assigned Patent arising from the exploitation outside the Designated Field of a compound that is not a Designated Compound; and (b) with respect to University, infringement or potential infringement of any Assigned Patent arising from the exploitation either (i) within the Designated Field of any compound or (ii) of a Designated Compound within or without the Designated Field.

2.9 “Grant-back Licenses” means the licenses granted by University to BMS in Articles 3.3(a) and 3.3(b).

2.10 “Licensee Entities” means each licensee of University or its transferee under any of the Assigned Patents, along with such licensee’s Affiliates and its (direct and indirect) sublicensees granted sublicenses under any such Assigned Patents and their customers, and “Licensee Entity” shall refer to any one of them.

ARTICLE 3 ASSIGNMENT AND LICENSING OF RIGHTS

3.1 Subject to Article 12.1 and the Grant-back Licenses, BMS hereby donates and assigns to University, free of charge, all right, title and interest in and to the Assigned Patents; such assignment to University includes BMS’s right to enforce the Assigned Patents and to recover damages for any infringement retroactively, as the law allows, of the Assigned Patents. BMS agrees to promptly record, at University’s expense, the Assignment attached hereto as Appendix C (or other suitable form) in favor of University with the U.S. Patent and Trademark Office and other foreign patent offices for the Assigned Patents. In addition, BMS agrees to execute such further documentation as may be reasonably requested by University, and to permit University to record its title at University’s expense. For clarity, the parties confirm that, to the extent that BMS has not already assigned to University the “Donated Claim” (as defined in the Prior Agreement), BMS hereby assigns to University the Donated Claim as well as the remainder of the Assigned Patents as provided above.

3.2 BMS hereby grants to University a paid-up, non-royalty bearing, exclusive worldwide license to use and otherwise exploit BMS-Know How, including the making, use and sale of Designated Compound, but solely for purposes of developing and commercializing (or otherwise making available to the public) Designated Compound within the Designated Field. University is under no requirement to keep the BMS Know-How confidential.

3.3 Grant-back Licenses:

(a) University hereby grants back to BMS an irrevocable, paid-up, non-royalty bearing, exclusive worldwide license (with the right to sublicense subject to Article 3.3(d)) under the Composition Patents to make, have made, import, offer for sale, sell and use any compound other than Designated Compound, subject to University’s reservation of rights under the Composition Patents for its internal, non-exclusive, non-commercial research and educational purposes.

(b) University hereby grants back to BMS an irrevocable, paid-up, non-royalty bearing, exclusive worldwide license (with the right to sublicense subject to Article 3.3(d)) under the Combination Patents to make, have made, import, offer for sale, sell and use any pharmaceutical composition other than that containing one or more Designated Compounds, subject to University’s reservation of rights under the Combination Patents for its internal, non-exclusive, non-commercial research and educational purposes.

(c) Except as expressly provided hereunder, no other rights to the Assigned Patents are granted to BMS by this Agreement, either express or implied.

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TECHNOLOGY DONATION AGREEMENT

(d) BMS’s right (and its sublicensee(s)’s right) to sublicense the Grant-back Licenses is subject to each of the following conditions:

(i) In each sublicense agreement, BMS shall require the sublicensee and its Affiliates to comply with the applicable restrictions, requirements and limitations as set forth in this Agreement;

(ii) Within thirty (30) days after BMS enters into a sublicense agreement, BMS shall deliver to University, solely for purposes of determining BMS’s compliance with this Agreement (but without implying that such sublicense agreement shall be subject to University’s consent, approval or comment) and subject to redaction as to financial and other confidential commercial information, a complete and accurate copy of the entire sublicense agreement written in the English language, the delivery by BMS and receipt by University of which shall be without prejudice to any rights or obligations of either party under this Agreement; and

(iii) BMS’s execution of a sublicense agreement shall not relieve BMS of any of its obligations under this Agreement, and BMS remains liable to University for any act or omission of a sublicensee of BMS that would be a breach of this Agreement if performed or omitted by BMS.

ARTICLE 4 NON-ASSERTION OF CERTAIN PATENT RIGHTS

BMS shall not assert, and shall not permit any of its Affiliates, licensees or (direct or indirect) sublicensees to assert against University or any of its Licensee Entities or transferees (i) any rights under the Assigned Patents obtained by BMS pursuant to the Grant-back Licenses or (ii) any other patent rights held or controlled now or hereafter by BMS or any of its Affiliates necessary for the manufacture, use, license, importation, offer for sale, sale, development or commercialization of Designated Compound within the Designated Field (such other patent rights, collectively “Other Patent Rights”). For the avoidance of doubt, the foregoing shall not be construed as precluding BMS from asserting any Assigned Patents or Other Patent Rights against University or any other party with respect to the manufacture, use, license, importation, offer for sale, sale, development or commercialization of any Designated Compound outside of the Designated Field, except that University shall continue to have its reservation of rights under the Assigned Patent for its internal, non-exclusive, non-commercial research and educational purposes. BMS shall impose the foregoing non assertion covenant (with respect to the Assigned Patents or Other Patent Rights) on any third party to which BMS or any of its Affiliates may assign, license, sublicense or otherwise transfer any rights in or to any Assigned Patents or Other Patent Rights. Except as expressly provided hereunder, no other rights to the Assigned Patents or Other Patent Rights are granted to University by this Agreement, either express or implied.

ARTICLE 5 CERTAIN LIMITATIONS

5.1 Without prejudice to University’s rights as owner of the Assigned Patents, BMS shall not, nor shall it permit any of its Affiliates, licensees, (direct or indirect) sublicensees or transferees (other than University transferees and Licensee Entities) to, make, have made, use, sell, offer for sale, import, develop or commercialize any compound (including Designated Compound) covered by any issued and unexpired Composition Patents within the Designated Field. In addition, BMS shall ensure for itself and its Affiliates and transferees that each sublicense agreement with a sublicensee (unless such sublicensee is a University transferee or Licensee Entity) under the Grant-back Licenses requires that such sublicensee not, and not permit any of such sublicensee’s Affiliates or (direct or indirect) sublicensees to, make, have made, import, sell, offer to sell, use, develop or commercialize any such compound (including Designated Compound) within the Designated Field.

5.2 Without prejudice to BMS’s rights under the Grant-back Licenses, University shall not, and shall not permit any of its Affiliates or Licensee Entities to, make, have made, import, sell, offer to sell or use, develop or commercialize any Designated Compound outside the Designated Field. In addition, University shall ensure for itself and its Affiliates and transferees (including all Licensee

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TECHNOLOGY DONATION AGREEMENT

Entities) that each license agreement with a licensee under any Assigned Patents requires that such licensee not, and not permit any of such licensee’s Licensee Entities to make, have made, import, sell, offer to sell, use, develop or commercialize any Designated Compound outside the Designated Field. This Article 5.2 shall not be construed as precluding University’s exercise of rights under the Assigned Patents for University’s internal, non-exclusive, non-commercial research and educational purposes as contemplated by Articles 3.3(a) and 3.3(b).

5.3 For the avoidance of doubt, nothing in this Agreement shall preclude the combination of Designated Compounds with other active ingredient(s), provided, however, that such clarification shall not be construed as conferring on University any right to make, have made, import, offer to sell, sell, use, develop or commercialize any compound (other than Designated Compounds) covered by one or more valid and enforceable claims of issued and unexpired patent(s) held or controlled by BMS or its Affiliates.

ARTICLE 6 PATENT MATTERS

6.1 Prosecution and Enforcement of the Assigned Patents.

(a) Prosecution and Maintenance.

(i) Upon the assignment of the Assigned Patents by BMS pursuant to Article 3.1, University shall have exclusive control of (subject to reasonable communication on a periodic basis with BMS regarding the status of the prosecution of pending patent applications within the Assigned Patents, including amendments to claim scope) and pay (or have Licensee Entities pay on behalf of University) for the prosecution and maintenance of the Assigned Patents (“Patent Costs”), including regarding any extensions, interferences, oppositions, reissue proceedings and reexaminations with respect thereto. To the extent that BMS has possession of any file wrapper materials concerning the prosecution of the Assigned Patents, BMS shall transfer to University copies of the same promptly after the Effective Date. BMS shall reasonably cooperate with University with respect to such prosecution and maintenance.

(ii) Notwithstanding Article 6.1(a)(i), University shall have the right to discontinue paying the Patent Costs, or to discontinue prosecution and maintenance of any of the Assigned Patent(s) as follows (and only as follows). In the event that University (and any Licensee Entities) no longer desires to pay the Patent Costs, or otherwise to prosecute or maintain one or more of the Assigned Patent(s), University shall offer to assign such Assigned Patent(s) back to BMS at least sixty (60) days prior to the date upon which any failure to pay such cost or take such action, as the case may be, would result in the abandonment of such Assigned Patent. BMS may accept such offer of assignment only by giving written notice to University within thirty (30) days after its receipt of written notice offering to assign any such Assigned Patent(s). Should BMS decline such offer of assignment, University shall thereafter have the right to abandon such Assigned Patent(s) or otherwise to assign such Assigned Patent(s) to any third party and in any event to terminate the Grant-back Licenses with respect to such abandoned Assigned Patent(s) (but no other Assigned Patent(s)), including all sublicenses thereunder, without liability to BMS or any sublicensee of BMS, the licensee under the license referred to in Article 12.1 or any sublicensee of such licensee. Furthermore, BMS shall not decline such offer of assignment to the extent that any abandonment of such Assigned Patent(s) would be a breach of the license referred to in Article 12.1. Alternatively, should BMS accept such offer of assignment, University shall assign to BMS all right, title and interest in and to such Assigned Patent(s), any and all licenses theretofore granted by University to any Licensee Entities under such Assigned Patent(s) (but no other Assigned Patent(s)) shall be terminated, and BMS shall be free thereafter to abandon such Assigned Patent(s), without liability to University or any Licensee Entities.

(b) Enforcement and Defense.

(i) Each party shall have the exclusive right, but not the obligation, to enforce at its sole expense the Assigned Patents in its respective Exclusive Area, and the other party shall

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TECHNOLOGY DONATION AGREEMENT

have no right to enforce any of the Assigned Patents in the other party’s Exclusive Area. Each party shall retain all recoveries resulting from its enforcement activities.

(ii) In the event that a third party challenges the validity or enforceability of any Assigned Patent(s) (other than by way of interference, opposition, reissue proceeding or reexamination, which is addressed in Article 6.1(a), or as a counterclaim or otherwise in connection with a proceeding related to the enforcement by BMS within the scope of the Grant-back Licenses, which shall be addressed by reversal of the roles of University and BMS in the remainder of this Article 6.1(b)(ii)), then University shall have the first right, but not the obligation, to take such action, under its control and at its sole expense, as University deems reasonably necessary to defend the validity or enforceability of such Assigned Patent(s). If University elects not to take such action, University shall provide at least fifteen (15) days notice to BMS prior to any material litigation deadline, and BMS may then, at BMS’s option, assume control and defense of such action at BMS’s sole expense.

(iii) With respect to the foregoing activities under this Article 6.1(b):

(1) Neither party shall settle any action or admit as to invalidity or unenforceability or otherwise disclaim a patent right that could materially impair the other party’s rights in the Assigned Patents without the other party’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, either party granting rights to a third party within the scope of such party’s rights under this Agreement (such as a Licensee Entity granting a sublicense within the scope of the license under the applicable Assigned Patents granted to it by University in conformance with this Agreement, or BMS granting a sublicense under the Grant-back License in conformance with this Agreement) shall not be deemed to impair in a material fashion such other party’s rights in the Assigned Patents hereunder and thus shall not require such other party’s consent.

(2) Each party shall cooperate with the other party in any such activities by the other party, including University agreeing, at the request of BMS, to be a named party or being joined involuntarily as a party in any BMS-controlled litigation, subject to indemnification of University by BMS from and against any award, fees or expenses (including reasonable fees and expenses of counsel) of University by reason of University being named in any such litigation, provided that BMS shall not be a named party in any University-controlled litigation, unless otherwise required by applicable patent law to enforce University- or Licensee Entity-rights in the Assigned Patent(s) or any licenses or sublicenses granted thereunder, in which case BMS shall, subject to indemnification of BMS by University or such Licensee Entity from and against any award or fees or expenses (including reasonable fees and expenses of counsel) of BMS by reason of BMS being named in any such litigation, join as a named party to such litigation. University, and any Licensee Entity having rights in the affected Assigned Patent(s), shall have the right (but not the obligation) to participate voluntarily in the absence of any request by BMS, at its own cost, in any BMS-controlled litigation activities concerning the Assigned Patents.

ARTICLE 7 CERTAIN OTHER RELATED MATTERS

7.1 In order that the public be given access to the safety information pertaining to BMS-201,038, BMS will publish on the internet, thereby putting into the public domain (a) substantially all of the documents included in BMS’s Investigational New Drug Application (“IND”) for BMS-201,038 filed with the Food and Drug Administration (the “FDA”) and (b) all other, if any, relevant safety information not reflected in such documents.

7.2 The parties intend that the published IND documents referred to in Article 7.1 are also to enable University and its Licensee Entities to file its own IND with the FDA. BMS agrees otherwise to provide University with any additional data or information in BMS’s possession as of the Prior Effective Date for the purpose of facilitating University’s or a Licensee Entity’s filing of its own IND. For the avoidance of doubt, BMS has already fulfilled its obligations under this Article 7.2.

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TECHNOLOGY DONATION AGREEMENT

7.3 Under the Prior Agreement, BMS provided University, free of charge, with certain quantities of BMS-201,038 in the form of bulk drug substance solely for purposes of (a) nonclinical studies, (b) formulation of drug substance in a form suitable for clinical study in the Designated Field as permitted (and only as permitted) by Article 7.4, and (c) subject to the strict limitation of scope of use for developing and commercializing (or otherwise making available to the public) BMS-201,038 within the Designated Field, provided that as of the Effective Date, BMS shall have no further obligation to provide BMS-201,038. University hereby agrees not to, nor shall it permit any third party to, use directly or indirectly any quantity of Designated Compound so received from BMS beyond such specified purposes and scope of use.

7.4 It is contemplated that University will use some of the BMS-201,038 provided by BMS for clinical studies in the Designated Field to be conducted by University or its Licensee Entities strictly within the healthy volunteer/patient criteria and dosage limitations set forth in that certain email communication from a Licensee Entity to BMS, dated April 5th, 2006. University hereby agrees not to, nor shall it permit any third party to, use in humans any BMS-201,038 received from BMS other than for the purpose of such clinical studies. University acknowledges that, as so supplied, the Designated Compound will require revalidation before they can be used.

7.5 In reference to Articles 7.3 and 7.4, upon any breach thereof BMS reserves the right to require University to return any and all unused quantities of Designated Compound provided to University by BMS.

7.6 Upon reasonable request of University, BMS agrees to transfer to University’s designee (which may be a Licensee Entity) the manufacturing/formulation processes and know-how for BMS-201,038, as heretofore practiced by BMS, to the extent that such processes and know-how are reasonably necessary for such designee to assume the manufacturing of BMS-201,038 and reasonably available within BMS for such transfer, provided that such designee shall be an established drug manufacturer with expertise, experience and equipment in the manufacturing of active pharmaceutical ingredients in accordance with good manufacturing practices under FDA regulations. BMS’s obligations under this Article 7.6 shall expire as of the second anniversary of the Effective Date.

7.7 Notwithstanding anything contained herein, University and Licensee Entities, with respect to the donation and license grants contained in Articles 3.1 and 3.2 or other rights granted to University hereunder, shall have no diligence obligations to develop or commercialize any Designated Compound or to report to BMS on, or to pay BMS for, any such development or commercialization.

ARTICLE 8 DISCLAIMER OF WARRANTIES; INDEMNITY

8.1 BMS is not aware of any claim or written threat of claim by any third party that the practice of the Assigned Patents in the Designated Field with Designated Compound will infringe third party patents. Other than as set forth above, BMS makes no warranties as to the validity of the Assigned Patents, or with respect to freedom from infringement of third party patents, or freedom from third party infringers, and BMS shall not be under any obligation to hold University or Licensee Entities or transferees of University harmless against such alleged infringement of third party patents or third party infringers.

8.2 BMS makes no warranties with respect to the potential earning capacity, potential revenue generation or other future financial performance of the development or commercialization of any Designated Compound for any period after the Prior Effective Date.

8.3 BMS assumes no responsibilities whatsoever with respect to the practice by University or its Licensee Entities, assignees or transferees of BMS Know-How and/or the Assigned Patents. BMS relies upon University to practice, if at all, the Assigned Patents in accordance with all accepted research, development, governmental and medical requirements. University shall as of the Effective Date assume all risk, liability and lawsuits arising out of or in the course of such practice by University, its Licensee

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Entities, assignees or transferees as between BMS and University, and, accordingly, University agrees to indemnify BMS, including its officers, directors, and employees, from any claims, costs or damages (including reasonable fees and expenses of counsel), including special, indirect or consequential damages, under any theory of liability, arising after the Effective Date out of, in connection with, or in the course of the practice of the Assigned Patents and/or BMS Know-How by University, its Licensee Entities, assignees or transferees. The parties agree that University shall assume no responsibility for any claims, costs or damages (including reasonable fees and expenses of counsel) arising from BMS’s use of Assigned Patents and/or BMS Know-How, or from negligent or fraudulent interpretation or use of preclinical or clinical data, prior to the Effective Date and that, notwithstanding anything herein to the contrary, BMS shall indemnify University, its trustees, officers and employees, from any claims, costs or damages (including reasonable fees and expenses of counsel), including special, indirect or consequential damages, under any theory of liability, arising on or before the Effective Date out of, in connection with the Assigned Patents and/or BMS Know-How. Further, the parties agree that University shall assume no responsibility for any claims, costs or damages (including reasonable fees and expenses of counsel) arising from the exercise or sublicensing of the Grant-back Licenses or arising from the license referred to in Article 12.1 and that, notwithstanding anything herein to the contrary, BMS shall indemnify University, its trustees, officers and employees, from any claims, costs or damages (including reasonable fees and expenses of counsel), including special, indirect or consequential damages, under any theory of liability, arising out of or in connection with (i) on or after the Effective Date the Grant-back Licenses or (ii) the license referred to in Article 12.1.

For the avoidance of doubt, this Article 8.3 shall not be construed as superseding or otherwise replacing, with respect to the period from and after the Prior Effective Date through (but not including) the Effective Date, Article 8.3 of the Prior Agreement, which shall remain in full force and effect with respect to such period.

8.4 BMS represents and warrants that it has all right, title and interest in and to the Assigned Patents (subject, however, to the license referred to in Article 12.1) and BMS Know-How and has the authority to enter this Agreement. BMS further represents and warrants that it is not aware of any claims it has (whether asserted or unasserted) against third parties arising out of any contract negotiations, or any claims other parties may have against BMS based upon the Assigned Patents or BMS Know-How. As used in this paragraph, “claims” shall mean a litigation claim, or a written threat of a claim. In all other respects, BMS provides the Assigned Patents “as is.” EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BMS MAKES NO WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE NOR ANY OTHER EXPRESS OR IMPLIED WARRANTY WHATSOEVER.

ARTICLE 9 EXPORT OF INFORMATION OR TECHNOLOGY

9.1 Each party will not at any time after the Effective Date knowingly export or re-export any information or software received from the other party or the direct products of such information or software to any country, person or entity or for any use prohibited by the U.S. Export Administration Regulations, unless properly authorized by the U.S. Government.

ARTICLE 10 GOVERNING LAW

10.1 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania excluding those laws pertaining to conflicts of law.

ARTICLE 11 EXECUTION

11.1 The parties have caused this Agreement to be signed in duplicate by their duly authorized representatives on the dates set forth below. Each party represents and warrants to the other party that (a) it has all requisite corporate power and authority to enter into this Agreement and to perform its

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obligations under this Agreement, (b) execution of this Agreement and the performance by such party of its obligations hereunder have been duly authorized, (c) this Agreement is legally binding and enforceable on each party in accordance with its terms, and (d) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a party.

ARTICLE 12 OTHER

12.1 University acknowledges and agrees that BMS has heretofore granted a license to a certain third party, certain terms and conditions of which are set forth (as excerpted from the related license agreement) on Appendix D, which terms and conditions BMS represents are true and correct in all respects and represent all the materials terms concerning (i) the nature and scope of the license grant under any of the Assigned Patents and (ii) BMS’s and such third party’s respective rights and obligations with respect to the prosecution, enforcement, defense and maintenance of the Assigned Patents. In addition, BMS represents and warrants that such license provides no option or right on the part of such third party to change the nature or scope of such license, nor to include any additional patent rights under such license. By this Agreement, BMS does not assign any part of such third party license to University, and University does not assume any rights or obligations thereunder, except that University takes the Assigned Patents as encumbered by such third party license. BMS represents that no term or condition of such license is in conflict with the terms and conditions of this Agreement, that the entry and performance of this Agreement by BMS will not breach or otherwise be in conflict with such license, and that there are no current disputes between BMS and the other party to such license. BMS shall not amend, waive or otherwise modify the terms or conditions of such license agreement in a manner that impairs University’s rights in or to the Assigned Patents under this Agreement.

12.2 Other than as set forth herein, BMS has placed no conditions or restrictions on the gift to University of the Assigned Patents.

ARTICLE 13 PUBLICITY

13.1 In the event of any public announcement regarding the subject matter or terms of this Agreement, except where required by applicable law, the party making such announcement shall provide at least five business days in advance the other party with a copy of the proposed text, and such other party shall be entitled to require the incorporation of its reasonable comments, prior to such announcement. For purposes of this Article 13, any public announcement by a Licensee Entity shall be deemed to be a public announcement by University, in which event University shall cause such Licensee Entity to comply with the foregoing provisions.

ARTICLE 14 INTEGRATION

14.1 This Agreement with its Appendices contains the entire agreement between the parties for the donation of certain BMS patent rights related to BMS-201,038 and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter (including the Prior Agreement).

ARTICLE 15 MISCELLANEOUS

15.1 Each of the parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

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15.2 Each party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and University as partners, agents or joint venturers. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

15.3 This Agreement shall inure to the benefit of and be binding on the parties’ successors and assigns. University may exercise its rights hereunder at the direction of and on behalf of one or more Licensee Entities, provided that there shall be no express or implied third-party beneficiaries of this Agreement in favor of any Licensee Entity or any other third party.

15.4 Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may reasonably deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.5 The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all parties hereto.

15.6 If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

15.7 Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to BMS:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Vice President, Licensing

If to University:

University of Pennsylvania

Center for Technology Transfer

3160 Chestnut Street, Suite 200

Philadelphia, PA 19104-6283

Attention: Managing Director

With a required copy to:

University of Pennsylvania

Office of General Counsel

133 South 36th Street, Suite 300

Philadelphia, PA 19104-3246

Attention: General Counsel

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And with a second required copy to:

Aegerion Pharmaceuticals

c/o Scheer & Company, Inc.

250 West Main Street

Branford, CT 06405

Attention: President & CEO

Any such notice shall be deemed given on the date received. A party may add, delete or change the person or address to whom notices should be sent at any time upon written notice delivered to the party’s notices in accordance with this Article 15.7.

15.8 Headings and captions are for convenience only and are not be used in the interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles and Appendices of this Agreement.

15.9 This Agreement may be executed in counter-parts with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement by either party shall constitute a legal, valid and binding execution and delivery of this Agreement by such party.

[remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ John S. Zawad	By:	/s/ [ILLEGIBLE]

Title:	Managing Director	Title:	SVP, Discovery and Exploratory Clinical Research

Date:	May 17, 2006	Date:	May 17, 2006

Witness:	/s/ [ILLEGIBLE]

Title:	Director Finance

Date:	May 17, 2006

TECHNOLOGY DONATION AGREEMENT

APPENDIX A

BMS Know-How

[CONFIDENTIAL TREATMENT REQUESTED] /*/

TECHNOLOGY DONATION AGREEMENT

APPENDIX B-1

Composition Patents

[CONFIDENTIAL TREATMENT REQUESTED] /*/

APPENDIX B-2

Combination Patents

[CONFIDENTIAL TREATMENT REQUESTED] /*/

TECHNOLOGY DONATION AGREEMENT

APPENDIX C

Form Assignments for the Assigned Patents

Assignment

Bristol-Myers Squibb Company, a Delaware corporation, having a place of business at Lawrenceville-Princeton Road, Princeton, New Jersey 08543-4000, owner of the entire right, title, and interest in and to the inventions claimed in the Patents listed below:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

together with all right, title, and interest in and to the above-listed Patents and any reissues, reexaminations, renewals, supplemental protection certificates, and extensions thereof, does hereby assign all right, title, and interest in and to the inventions claimed in the above-listed Patents together with all right, title, and interest in and to the above-listed Patents, and any reissues, reexaminations, renewals, supplemental protection certificates, and extensions thereof, to The Trustees of The University of Pennsylvania, having a place of business at Center for Technology Transfer, 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283. We

TECHNOLOGY DONATION AGREEMENT

hereby convey all of our rights arising under or pursuant to any and all United States laws and international agreements, treaties or laws relating to the protection of industrial property in the above-listed Patents, and we hereby authorize and request the European, British, French, German, Italian, Spanish, Israeli and United States Patent Offices to issue any such European, British, French, German, Italian, Spanish, Israeli and United States reissues, reexaminations, renewals, supplemental protection certificates, and extensions to The Trustees of The University of Pennsylvania.

BRISTOL-MYERS SQUIBB COMPANY

By:

Louis J. Wille

Vice President and Chief Patent Counsel

Date:

Witness:

Name:

Title:

Date:

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:

Name:

Title:

Date:

Witness:

Name:

Title:

Date:

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Assignment

Bristol-Myers Squibb Company, a Delaware corporation, having a place of business at Lawrenceville-Princeton Road, Princeton, New Jersey 08543-4000, owner of the entire right, title, and interest in and to the inventions described in the Patent Applications listed below:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

and any patent to be granted thereon, and all divisions, continuations, reissues, reexaminations, renewals, supplementary protection certificates, and extensions thereof, does hereby assign all right, title, and interest in and to the inventions claimed in the above-listed Patent Applications together with all right, title and interest in and to said applications and any patents to be granted thereon, and all divisions, continuations, reissues, reexaminations, renewals, supplemental protection certificates, and extensions thereof filed or issued in or by the Canadian and Japanese Patent Offices, to The Trustees of The University of Pennsylvania, having a place of business at Center for Technology Transfer, 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283. We hereby convey all of our rights arising under or pursuant to any and all United States laws and international agreements, treaties or laws relating to the protection of industrial property by filing any such applications, and we hereby authorize and request the Canadian and Japanese Patent Offices to issue any such Canadian and Japanese patent to The Trustees of The University of Pennsylvania.

TECHNOLOGY DONATION AGREEMENT

BRISTOL-MYERS SQUIBB COMPANY

By:

Louis J. Wille

Vice President and Chief Patent Counsel

Date:

Witness:

Name:

Title:

Date:

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:

Name:

Title:

Date:

Witness:

Name:

Title:

Date:

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APPENDIX D

Certain Terms and Conditions

from the Related License Agreement from Article 12.1

License Grant

“Subject to the terms and conditions of this Agreement, BMS hereby grants to Licensee a non-transferable (except in accordance with Section 7.2), non-exclusive, worldwide license under the Licensed Patents, with the right to grant sublicenses solely as permitted by Section 2.2, to research and develop Compounds and Products in the Field in the Territory and to make, use, sell, have sold, import, and export Compounds and Products in the Field in the Territory and for no other purposes.”

Patent Prosecution and Enforcement

There are no provisions in such related license agreement concerning the prosecution, maintenance, enforcement or defense with respect to the Licensed Patents.

Term

The related license agreement expires by its terms when there are no more Valid Claims of the Licensed Patents.

Related Definitions

“‘Compound’ means any compound (including without limitation, any small molecule or any biomolecule) other than a polynucleotide compound that decreases the amount of activity of microsomal triglyceride transfer protein.”

“‘Field’ means the prevention, treatment or control of any animal disease, disorder or condition. For the avoidance of doubt, the Field does not include the prevention, treatment or control of any human disease, disorder of condition.”

“‘Licensed Patents’ means those patents and patent applications listed in Exhibit A*, and any foreign counterparts thereof, excluding claims directed solely to compositions of matter per se or methods of treating mammals using specifically claimed compositions of matter, together with (a) all divisionals, continuations, continuations-in-part (but only to the extent that such application includes new data/information in support of claims previously submitted in a prior originally filed application) of any of the foregoing, and any foreign counterparts thereof, but excluding all claims directed solely to compositions of matter per se or methods of treating mammals using specifically claimed compositions of matter, and (b) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof, but excluding all claims directed solely to compositions of matter per se or methods of treating mammals using specifically claimed compositions of matter.”

* Appendix A lists only [CONFIDENTIAL TREATMENT REQUESTED] /*/

“‘Product’ means any veterinary product containing a Compound, in all forms, presentations, formulations and dosage forms in which the manufacture, use or sale is covered by a Valid Claim of a Licensed Patent.”

“‘Territory’ means the entire world.”

“‘Valid Claim’ means a claim of an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nulity suit or otherwise.”

PATENT LICENSE AGREEMENT

EXHIBIT B

Penn Patent Rights

EXHIBIT B-1

Composition Patents

[CONFIDENTIAL TREATMENT REQUESTED] /*/

EXHIBIT B-2

Combination Patents

[CONFIDENTIAL TREATMENT REQUESTED] /*/

PATENT LICENSE AGREEMENT

EXHIBIT B-3

Penn Existing Patents

[CONFIDENTIAL TREATMENT REQUESTED] /*/

EXHIBIT B-4

Penn New Patents

[CONFIDENTIAL TREATMENT REQUESTED] /*/

PATENT LICENSE AGREEMENT

EXHIBIT C

Minimum Contents of Development Plan

The Development Plan will contain non-binding estimates for significant development milestones. It is anticipated that the Development Plan will include the achievement of each of the following diligence events by the applicable non-binding estimated date listed in the table below:

[CONFIDENTIAL TREATMENT REQUESTED] /*/

PATENT LICENSE AGREEMENT

EXHIBIT D

Format of Royalty Report

Center for Technology Transfer University of Pennsylvania Royalty Report

Licensee:		Agreement:

Inventor:		Patent #:

Period Covered: From:	______/_____/____________	Through:	______/_____/___________________________________

Prepared By:		Date:

Approved By:		Date:

If License covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report: ☐ Multi-product Summary Report: Page 1 of ____ Pages ☐ Product Line Detail: Line: ____________ Trade name: ___________ Page: _______

Report Currency:	☐ U.S. Dollars ☐ Other_____________________________________________

Country	Gross Sales	*Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A
Canada
Europe

Japan
Other

Total:

Total Royalty: _________________ Conversion Rate: ________________ Royalty in U.S. Dollars $ _____________________

The following royalty forecast is non-binding and for CTT internal planning purposes only:

Royalty Forecast Under this agreement: Next Quarter: ___________ Q2: _____________ Q3: ___________ Q4: ____________

On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist CTT’s forecasting, please comment on any significant expected trends in sales volume

PATENT LICENSE AGREEMENT

EXHIBIT E

Form of Client and Billing Agreements

The Trustees of the University of Pennsylvania (“Penn”), a Pennsylvania non-profit corporation doing business at 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283; and Aegerion Pharmaceuticals, Inc. (“Company”), a Delaware corporation doing business at _______________________________ have entered into a License Agreement with respect to certain inventions which are the subject of the Penn Patent Rights;

Penn and Company have retained the services of _______________ (“Law Firm”), with offices at ______________, to prepare, file and prosecute the pending patent applications constituting the Penn Patent Rights and to maintain the patents that issue thereon;

Penn, Company and Law Firm, intending to formalize their business relationships, agree as follows:

1.	Penn is the owner of the Penn Patent Rights

2.	Company is the licensee of Penn’s interest in the Penn Patent Rights.

3.	Penn and Company shall maintain an attorney-client relationship with Law Firm in furtherance of efforts to secure and maintain the Penn Patent Rights.

4.	Law Firm will interact directly with Company on all patent prosecution and patent maintenance matters related to the Penn Patent Rights and will copy Penn on all correspondence related thereto. Company and Law Firm agree to use all reasonable efforts to notify Penn in writing at least thirty (30) days prior to the due date or deadline for any action which could adversely affect the pending status of any patent application within the Penn Patent Rights, the maintenance of any granted patent within the Penn Patent Rights, Penn’s right to file any continuing application or foreign counterpart application based on the Penn Patent Rights, or any material change to the breadth of any claim within the Penn Patent Rights. In any case, Company shall give Penn written notice of any final decision regarding the action to be taken or not to be taken on such matters prior to instructing Law Firm to implement the decision. Penn reserves the right to countermand any instruction given by Company to Law Firm.

5.	Law Firm’s legal services relating to the Penn Patent Rights will be performed on behalf of Penn and Company. Law Firm shall invoice Company directly for all work relating to the filing, prosecution and maintenance of the Penn Patent Rights and shall provide copies of all invoices to Penn. Company is responsible for the payment of all charges and fees so invoiced by Law Firm. Company will pay invoices directly to Law Firm and copy Penn on each payment.

6.	The parties agree that in the case of any conflict between this agreement and the License Agreement, the terms of the License Agreement shall control.

PATENT LICENSE AGREEMENT

This agreement is in effect with respect to each Penn Patent Right only as long as the license granted by Penn to Company is in effect with respect thereto.

This agreement represents the complete understanding of each of the undersigned parties as to the client and billing arrangements defined herein. Additions or deletions of dockets identified in Appendix A will become effective only by written addendum as provided in the License Agreement. All such additions or deletions of individual patents or applications filed in the US, or as foreign counterparts thereof are considered to be within the terms of this agreement.

FIRST AMENDMENT TO PATENT LICENSE AGREEMENT

This is the First Amendment (this “Amendment”) to the Patent License Agreement effective as of May 19, 2006 between The Trustees of the University of Pennsylvania (“Penn”) and Aegerion Pharmaceuticals, Inc. (“Company”) (the “Existing Agreement”).

WHEREAS, interference number 105,490 MCK was instituted by the United States Patent and Trademark Office Board of Patent Appeals and Interferences (the “Board”) on August 4, 2006, Captiones Gregg et al. vs. Chang et al., and involves U.S. Patent No. 5,883,109 (the “109 Patent”) and U.S. patent application No. 09/298,014 (the “Interference”); and

WHEREAS, Penn, the owner and real party in interest in and to the 109 Patent, has licensed rights under the 109 Patent to Company pursuant to the Existing Agreement; and

WHEREAS Company wants Penn to settle the Interference, and Penn wants to settle the Interference, in part upon the terms set forth in that certain Settlement and Cross-License Agreement dated as of September 27, 2006 among Pfizer, Inc., the real party in interest in and to U.S. patent application No. 09/298,014 (“Pfizer”), Penn and Company (the “Settlement and Cross-License Agreement”); and

WHEREAS; in part to induce Penn to settle the Interference upon such terms, Company and Penn have agreed to amend the Existing Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Penn and Company hereby agree as follows:

1. All capitalized terms used in this Amendment but not defined in this Amendment shall have the same meaning set forth in the Existing Agreement, unless expressly stated that such term shall have the same meaning as set forth in the Settlement and Cross-License Agreement. This Amendment, once executed by both Penn and Company, and the Existing Agreement together shall be defined as, and be deemed to be, the “Agreement”:

2. The following is hereby added to the Existing Agreement as new Section 14:

14. TERMS REGARDING PFIZER AND INTERFERENCE 105,490 MCK

14.1: Definitions.

As used in this Section 14 of this Agreement, the following terms shall have the following meanings:

(i) “Pfizer” shall mean Pfizer, Inc.

(ii) “Affiliate” shall have the same meaning as set forth in the Settlement and Cross-License Agreement.

(iii) “Settlement and Cross-License Agreement” shall mean that certain Settlement and Cross-License Agreement dated as of September 27, 2006 among Pfizer, Penn and Company.

(iv) “Authorized Pfizer Sublicensee” shall mean a person or entity that is authorized pursuant to Section 4.1 of the Settlement and Cross-License Agreement to receive a sublicense from Pfizer of certain patent rights under one or more claims in the Penn Existing Patents.

(v) “Change in Control Transaction” shall mean any asset, equity, contractual, or other legal transaction through which one person or entity acquires control of, becomes controlled by, or comes under common control with, the other person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) the ownership, directly or Indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, that if local law restricts foreign ownership, “control” shall be deemed established by direct or Indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

14.2 Business Interactions with Pfizer. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 13.5, “Assignment”), Company shall not, and shall not authorize or permit any Company Affiliate or sublicensee of a Penn Patent Right to, directly or indirectly enter into any license, sublicense, contract or other legally-binding oral or written agreement with Pfizer or a Pfizer Affiliate or an Authorized Pfizer Sublicensee, regarding or under any of the Penn Patent Rights, other than the Settlement and Cross-License Agreement, which would: (a) legally allow Company not to pay Penn, or to pay Penn less money, under this Agreement, as a result of Penn having entered into the Settlement and Cross-License Agreement; or (b) legally allow Company not to comply with a term or obligation set forth in this Agreement which Company otherwise would have been obligated to comply with had Penn never entered into the Settlement and Cross-License Agreement.

3. This Amendment shall become effective as of the same date and time as the execution of the Settlement and Cross-License Agreement by all parties. Except as expressly amended in this Amendment, no other terms or conditions in the Existing Agreement are, or are intended to be, amended or waived as a result of the execution of this Amendment. This is the final and entire agreement between Penn and Company on the subject matter herein, and supersedes any prior discussions, negotiations, understandings or agreements on the subject matter herein.

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IN WITNESS WHEREOF, each party has caused this Amendment to be executed by its duly authorized representative as a document under seal.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	AEGERION PHARMACEUTICALS, INC.

By: /s/ John Zawad Name: John S. Zawad Title: Managing Director Center for Technology Transfer	By: /s/ Gerald Wisler Name: Gerald Wisler Title: President and Chief Executive Officer

Date Signed: September 27, 2006	Date Signed: September 27, 2006

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